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                                                                  EXHIBIT 10.1.4

                            SEI INVESTMENTS COMPANY

                        BOARD OF DIRECTORS RESOLUTIONS

       WHEREAS, the SEI Investments Company, a Pennsylvania corporation (the "Company"), maintains the SEI Investments Company 1998 Equity Compensation Plan (the "Plan") for the benefit of its eligible employees, certain consultants and advisors who perform services for the Company, and non-employee members of the Company's Board of Directors;

       WHEREAS, the Board of Directors of the Company (the "Board") determined at its December 20, 1999 Board meeting to amend the Plan to provide the Board with the discretion to reduce the number of shares of the Company's common stock ("Company Stock") that are subject to the annual grant of nonqualified stock options to non-employee directors of the Company; and

       WHEREAS, pursuant to section 16(a) of the Plan provides that, the Board may amend the Plan at any time.

       NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

       The following sentence shall be added to the end of Section 6(b) of the Plan:

               "Notwithstanding the foregoing, effective for annual grants made in 1999 and thereafter, the Board, in its sole discretion, may reduce the number of shares of Company Stock subject to the annual Nonqualified Stock Option grants made to the Non-Employee Directors, pursuant to this Section 6(b), at anytime prior to the grant."

      IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 1999-1 set forth herein, the Board of Directors has caused this Amendment to be executed this 9th day of March 2000.

                                                        SEI INVESTMENTS COMPANY



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